Exhibit 99.1

The Home Depot Announces Retirement Plans of Carol Tomé and Names
14-year Company Veteran, Richard McPhail, Chief Financial Officer

ATLANTA, April 30, 2019 - The Home Depot announced today that Carol Tomé, Chief Financial Officer and executive vice president of Corporate Services, has decided to retire on August 31, 2019 after 24 years of service to the company.

“Carol is not only one of the most respected executives in corporate America and an outstanding Chief Financial Officer, but also is beloved by The Home Depot associates,” said Craig Menear, chairman, CEO and president. “Since Carol was named our CFO in May 2001 we have delivered more than a 450% increase in value to our shareholders, due in part to her many contributions. We are truly grateful to Carol for her service, and I am deeply appreciative of her partnership over the past five years.”

The company also announced that Richard McPhail, senior vice president of Finance Control and Administration, will be promoted to executive vice president and Chief Financial Officer following Carol’s retirement. Since joining the company in 2005, Richard has held a number of roles of increasing responsibility within the finance organization including director of Strategic Business Development, vice president of Strategic Business Development, and senior vice president of Finance. In recent years, he was responsible for developing the company’s financial plans and managing its day-to-day financial performance, overseeing the company’s business development activities, and creating a decision analytics center of excellence, among other responsibilities.

“Developing top talent and ensuring seamless succession planning is a hallmark of our company. Richard has been a key contributor to our senior leadership team and I’m excited about him joining our executive leadership team,” said Menear.

About The Home Depot
The Home Depot is the world's largest home improvement specialty retailer, with 2,289 retail stores in all 50 states, the District of Columbia, Puerto Rico, U.S. Virgin Islands, Guam, 10 Canadian provinces and Mexico. In fiscal 2018, The Home Depot had sales of $108.2 billion and earnings of $11.1 billion. The Company employs more than 400,000 associates. The Home Depot's stock is traded on the New York Stock Exchange (NYSE: HD) and is included in the Dow Jones industrial average and Standard & Poor's 500 index.

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For more information, contact:
Financial Community	News Media
Isabel Janci	Stephen Holmes
Vice President, Investor Relations and Treasurer	Vice President, Corporate Communications
770-384-2666	770-384-5075
Isabel_Janci@HomeDepot.com	Stephen_Holmes@HomeDepot.com

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